Exhibit 1

This document is a free translation of the motion for clarification filled by CHINA DEVELOPMENT BANK within the 7th Corporate Court of Rio de Janeiro on September 02, 2016. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Pages.

Case No.: 0203711-65.2016.8.19.0001

Electronic Proceedings

Class/Subject: Judicial Reorganization – Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested Party: OFFICE OF THE SOLICITOR FOR ANATEL

Attorney: JADSON WAGNER MARQUES DA FONSECA

Judicial  Administrator: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Judicial  Administrator: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested Party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial  Administrator: ESCRITÓRIO DE ADVOCACIA ARNOLDO WALD

On this date, I send the case records to the Judge, the Honorable Fernando Cesar Ferreira Viana

On 09/01/2016

Decision

1- Motion for Clarification

Pages 90.802/90.805: This is a Motion for Clarification, intended to modify the content of the decision, filed by CHINA DEVELOPMENT BANK, against the decision that granted the processing of the judicial reorganization of the “OI GROUP”.

In his reasons, the interested party, although recognizing the correctness of the decision that granted the formation of a joinder of plaintiffs, with the acceptance of the judicial reorganization of seven (07) corporations in a single proceeding, states that such decision is obscure in the part that did not establish how the Judicial Reorganization Plan should be presented, whether single and consolidated or segregated for each debtor.

Having been heard, the Judicial Administrator, on pages 93.338/93.340 strived for the dismissal of the Motion, based on the grounds that the decision in question has been duly provided and such decision remained within the limits of the matter which was submitted to the court. He states that the matters pertaining to the preparation of Reorganization Plan – content and form – are in the sphere of an exclusive deliberation by the companies under judicial reorganization, which the judge could not enter into, at least at this introductory moment of the request, and should thus remain within the limits of the provisions contained in article 52 of Act 11.101/2005.

110	FERNANDOVIANA

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

110	FERNANDOVIANA

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

In his pronouncement, the Public Prosecutor´s Office also opined for dismissal of the Motion for Clarification, on the grounds that the matter pertaining to the manner of presentation of the Reorganization Plan must be timely addressed during the reorganization proceedings, and not in the introductory phase, when the court should only address the measures determined in article 52 of the LFRE (“Lei de Falências e Recuperação de Empresas” or “Brazilian Bankruptcy and  Reorganization Act” no. 11.101/2005) .

Very well.

Currently provided for in article 1.022 of the Code of Civil Procedure [Código de Processo Civil – CPC], Motions for Clarification can be filed against any court decision to: i) clarify obscurity or eliminate contradiction; ii) address an omission of certain point or matter on which the judge should pronounce itself by its own initiative or upon request and iii) correct material error.

In the case at hand, the party which presented the Motion for Clarification states that the decision is obscure, to the extent that it did not determine the exact manner in which the debtors should present the Reorganization Plan, namely, whether it should be consolidated or segregated.

The party which presented the Motion for Clarification is not right, given that the positions adopted by the Judicial Administrator and by the Public Prosecutor´s Office  are correct.

The requirements contained in article 51 of Act 11.101/2005 having been fulfilled, remains for the judge, as provided in article 52 of the same Act, to grant the processing of the judicial reorganization, and, at the same time, promote the determinations contained in the several items of said article.

Thus, having been granted the request for processing of the judicial reorganization, in accordance with article 53 of LFRE, the debtor shall submit, within 60 days counted from the publication of such decision, the judicial reorganization plan.

The main objective of the judicial reorganization plan is to convince the collectivity of creditors and, for that reason, its specifications must contain detailed economic-financial data and detailed information on the measures considered necessary in order that, within a pre-established period, it is possible to reorganize the business activities aiming at the continuity of the developed business, as well as the requirements contained in items I, II and II of article 53.

In this aspect, only the debtor itself has full technical knowledge of the financial-economic situation experienced, being, therefore, the most qualified party, at this first moment, to assess the form and content of the plan which will contain the market solutions, submitted to examination of the creditors.

Being the judicial reorganization plan the fundamental element for the success of the judicial reorganization, it rests exclusively upon the debtors - in this introductory phase – to present it in the manner most convenient to them, within the economic-financial reality- seeking the consent of the creditors on the plausibility, feasibility and consistency of the measures that they intend to present, not only aiming at satisfying  creditors, but also in light  of the recovery of the group, under penalty of causing its own bankruptcy.

One does not wish to say, however, that the plan may not suffer alterations, given that the new legal system formed with the purpose of helping business companies in economic-financial difficulties puts the creditor in a significant and active role throughout the deliberative process of the reorganization, a condition which was not given to the creditor in the previous bankruptcy system, the new act imposing upon the creditors a prominent role  in the resolution process of voting of the judicial reorganization plan; with the creditor having the power to, in the course of the creditor’s meeting, accept, reject or even modify its content, as set forth in article 35, I, a of Act 11.101/2005.

110	FERNANDOVIANA

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

It’s the role of the bankruptcy court to verify if the judicial reorganization plan violates the principles of lawfulness, loyalty, trust and objective good faith, and remaining to the debtors and, especially, the creditors, to decide on its form and content.

The Court of the State of Rio de Janeiro has already decided to the effect that, if the requirements of article 51 of the LFRE are met, the judge shall not enter into the matter related to the economic-financial feasibility of the debtor in order to reject the request for a judicial reorganization, given that, in this preliminary phase, there are no initial elements to go into the merits of the economic feasibility of the company.

Thus, it does not fall upon the court to verify, in this introductory phase, the economic-financial feasibility of the party submitting the request, nor shall it determine how the debtor must state its market solutions, as that could even render the reorganization unfeasible, if the improper interference goes against the entire negotiation strategy legally developed by the debtor.

The matters pertaining to the preparation of the judicial reorganization plan are in the sphere of exclusive deliberation by the entity that is being reorganized; hence, contrary to what the party filing the motion argues, the Bankruptcy Court cannot determine that the Company submits a single plan consolidating all of its debts and assets, or that it submits one or more plans for each of the companies, differentiating the debts and assets of each one of them. The Judicial Administrator duly emphasized that “to decide for the submission of a consolidated plan would require an overall economic-financial feasibility study of the companies under judicial reorganization, which could only be weighed by these companies themselves, in the scope of the group to which they belong”.

Therefore, as stated by the Judicial Administrator and by the Public Prosecutor´s Office, there is no obscurity to be cleared up, as it is does not rest upon the Bankruptcy Court, except in the cases of breach of the principles of lawfulness, loyalty, trust and objective good faith, to decide with respect to the content and form of the plan – still to be submitted – and which shall be discussed and faced in the course of the proceedings, as determined by the Law.

Therefore, I receive the Motion for Clarification, as it is timely, but reject it.

2- Mediation and suspension of the Extraordinary General Meeting

The honorable Prosecutor is completely right in considering the possibility of a mediation in the course of this judicial reorganization.

Indeed, the shareholders are in dispute regarding the possibility of calling a general meeting of the company under judicial reorganization, whose purpose is to remove members of the Board of Directors, as well as to adopt measures to hold the members of the company’s management liable.

It is unquestionable that the judge may, at any moment of the legal proceedings, call the parties to attempt composition of the dispute by mediation, when he understands that the conflict may be adequately resolved to achieve a just legal order.

The new procedural system values the mediation mechanism; and it is strongly recommendable that the method is applied in proceedings of great social impact, contributing considerably to the diffusion of this esteemed alternative method of conflict resolution.

The principles of impartiality, isonomy, speech, informality, autonomy of will, search for consensus, confidentiality and good faith – which guides the mediation – reveal the greatness of the method.

110	FERNANDOVIANA

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

The use of mediation characterizes one of the  basic rules of national civil procedure; it is certain that the corporate dispute in question, by its nature, can be settled by the alternative method of mediation

The new Brazilian Code of Civil Procedure, in its article 3, paragraph 3, establishes that “conciliation, mediation and other methods of consensual resolution of conflicts shall be encouraged by judges, attorneys, public defenders, members of the Public Prosecutor´s Office, including in the course of the legal proceedings”. Article 165, paragraph 3, on the other hand, provides that “the mediator, who shall act preferably in cases in which there is a previous relationship between the parties, shall assist the interested parties to understand the matters and interests in dispute, so that they may, by reestablishing communication, identify, by themselves, a consensual solution which generates mutual benefits”.

The controversy in these records surrounding the holding of an extraordinary meeting to decide upon the removal of directors of OI S/A, as well emphasized by the Public Prosecutor´s Office, falls clearly under the situation described by the Law as appropriate for mediation, as a result of the permanent relationship that exists among the parties involved and of the losses that this corporate litigation may potentially cause, at this delicate moment of its existence, to the party under judicial reorganization, its creditors and to the consumers of the services provided by the concessionaire.

Moreover, the 1st Journey of Prevention and Out of Court Resolution of Litigation [I Jornada de Prevenção e Solução Extrajudicial de Litigios], promoted by the Federal Justice Council, resolved that “conciliation and mediation are compatible with judicial reorganization” (Legal Enunciation no. 92).

The Public Prosecutor´s Office is also right when it states that, as the purpose of the mediation will have direct influence on what is addressed in the Extraordinary General Meeting called for September 8, 2016, it becomes necessary to suspend said meeting.

On this aspect, it must be emphasized the substantial opinion of the Arnoldo Wald Law Firm, which acts as the Judicial  Administrator – which indicated the power-competence of the Bankruptcy Court to decide upon the matter of authorizing the call of the Extraordinary General Meeting of the company under judicial protection – emphasizing that the Bankruptcy Court is naturally invested with the general power of caution and is thus able to decide on questions which directly affect the judicial reorganization proceedings.

I take the occasion to clarify that the judicial reorganization proceedings shall not be suspended with the mediation herein advocated.

In attention to such considerations, I accept the submission of the Public Prosecutor´s Office, in order to:

a) provisionally suspend, in accordance with the opinion, the calling of the Extraordinary General Meeting intended to decide on the removal of the directors of the company under reorganization;

b) determine to refer the parties to NUPEMEC/CEJUSC (“Nucleo Permanente de Métodos Consensuais de Solução de Conflitos” or “Permanent Consensual Resolution of Conflicts Forum”) for mediation, which shall be concluded within 20 days, which may be extended by the will of the shareholders, the mediation records being attached to the main records, and removing the relevant procedural documents

If the mediation is not successful, I shall decide on the request for holding a general meeting.

I order that this decision be complied with. Notify the parties.

110	FERNANDOVIANA

State of Rio de Janeiro Judiciary

Court of Justice

Judicial District of the Capital

Clerk’s Office of the 7th Corporate Court

Av. Erasmo Braga, 115, Lna Central 706, CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Personally inform the Public Prosecutor´s Office.

Rio de Janeiro, 09/02/2016.

Fernando Cesar Ferreira Viana – Judge

Records received from the Honorable Judge
Fernando Cesar Ferreira Viana
On___/___/______

Authentication Code: 41DU.TYCL.JR11.BRTG

This code can be checked on: http://www4.tjrj.jus.br/CertidaoCNJ/validacao.do

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FERNANDO CESAR FERREIRA VIANA:000017528	Signed on September 2, 2016 12:40:39 Place: TJ-RJ